Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and consolidated financial statement schedule of Serologicals Corporation and Subsidiaries, dated March 18, 2005 (which reports expressed an unqualified opinion and includes explanatory paragraphs related to the adoption of EITF 04-08 requiring revision of the 2003 consolidated financial statements and related to the restatement of the 2002 and 2003 consolidated financial statements), and our report related to management’s report on the effectiveness of internal control over financial reporting, dated March 18, 2005, appearing in the Annual Report on Form 10-K of Serologicals Corporation and Subsidiaries for the year ended January 2, 2005.

Atlanta, Georgia
June 13, 2005

/s/ Deloitte & Touche LLP